Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of October 26, 2017, is by and among Clariant Ltd, a Swiss corporation (“Clariant”), HurricaneCyclone Corporation, a Delaware corporation and wholly owned Subsidiary of Clariant (“Merger Sub”), and Huntsman Corporation, a Delaware corporation (“Huntsman” and, together with Clariant and Merger Sub, each a “Party” and together the “Parties”). Capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of May 21, 2017 (the “Merger Agreement”);

WHEREAS, the Parties desire to terminate the Merger Agreement by mutual written agreement, and to release each other from certain claims, obligations and liabilities arising out of, in connection with or relating to the Merger Agreement, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of Clariant, Merger Sub and Huntsman have approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      Termination. Pursuant to Section 8.1(a) of the Merger Agreement, the Parties hereby agree that the Merger Agreement (including the Hurricane Disclosure Letter and the Cyclone Disclosure Letter), and all annexes and exhibits thereto, and all ancillary agreements contemplated thereby (including the Voting and Support Agreements, but excluding the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms) or entered pursuant thereto (collectively, the “Transaction Documents”), are hereby terminated effective immediately as of 1:00 a.m., Eastern Time on the day immediately following the date hereof (such date, the “Termination Date” and such time, the “Termination Time”) and, notwithstanding anything to the contrary in the Transaction Documents, including Section 8.2(a) of the Merger Agreement, but subject to Section 2 hereof, the Transaction Documents are terminated in their entirety and shall be of no further force or effect whatsoever (the “Termination”).  In addition to the termination of, and release from, the obligations under Section 5.6 of the Merger Agreement, Clariant undertakes to waive, and hereby irrevocably waives, any of its rights as a third party beneficiary under the Cyclone Voting and Support Agreements, and Huntsman undertakes to waive, and hereby irrevocably waives, any of its rights as a third party beneficiary under the Hurricane Voting and Support Agreement, and each of the parties to the Voting and Support Agreements shall be free, with effect as of the Termination Time, to terminate the respective Voting and Support Agreement, and the Parties hereby consent to and approve any action that the parties to the Voting and Support Agreements deem necessary to terminate the respective Voting and Support Agreement or grant discharge or relief from any obligations thereunder.

2.                                      Costs and Expenses.

(a)                                 Notwithstanding anything to the contrary in Section 1, Section 9.3 of the Merger Agreement shall survive the Termination and remain in full force and effect.  In addition, Clariant and Huntsman shall bear and pay one-half the costs and expenses incurred by the Parties hereto prior to the Termination Time in connection with all trademark applications and registrations for the HC Trademark (as defined in Section 8(b)). No later than ten (10) days following the delivery of notice by one Party to the other Party informing the other Party of any such costs and expenses required to be borne and paid by the other Party, the other Party shall pay to the notifying Party, by wire transfer of immediately available funds to an account designated in writing by the notifying Party, the amount required to be borne and paid by such other Party pursuant to Section 9.3 of the Merger Agreement and this Section 2.

(b)                                 If any Party fails to pay any amount due pursuant to this Agreement, on or prior to the fifth (5th) business day following receipt of proper written notice (a “Demand”) (or, in the event the recipient of such Demand, within twenty (20) business days after its receipt of the Demand, gives notice of its intent to contest its obligation to make such payment and either commences litigation promptly thereafter or defends litigation brought by the Party that made the Demand, and the recipient of such Demand fails to pay such amount within five (5) business days after it is finally judicially determined (including the resolution of any appeal or the expiration of the time in which an appeal can be timely filed) that any amount contemplated by such Demand is due pursuant to this Agreement), then (i) such Party shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) such Party shall pay to the other Party interest on the amount payable pursuant to this Agreement, from and including the date payment of such amount was due or, if earlier, would have been due had it not been contested, to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

3.                                      Clariant Tail Fee.  In the event (i) a Cyclone Competing Proposal is consummated within eighteen (18) months of the Termination Date or (ii) Clariant enters into a definitive agreement providing for a Cyclone Competing Proposal within eighteen (18) months of the Termination Date and such Cyclone Competing Proposal (as it may be amended) is subsequently consummated, then concurrently with the consummation of any such Cyclone Competing Proposal, Clariant shall pay or cause to be paid to Huntsman (x) $60,000,000 (the “Basic Clariant Tail Fee”) and (y) if a Cyclone Pre-Termination Competing Proposal shall have been made and not publicly, irrevocably withdrawn, or a Cyclone Inquiry shall have been publicly made and not publicly, irrevocably withdrawn, in each case prior to the Termination Date, an additional $150,000,000 (the “Supplementary Clariant Tail Fee”), in each case by wire transfer of immediately available funds to an account designated in writing by Huntsman.  The payment of the Basic Clariant Tail Fee and the Supplementary Clariant Tail Fee under this Section 3 shall, if payable, be made by Clariant free and clear of any set-off, claim, counterclaim, withholding or deduction.  For the avoidance of doubt, the term “Cyclone Competing Proposal” shall, where used in (A) this Section 3, (B) the definition of Cyclone Pre-Termination Competing Proposal and (C) the definition of Cyclone Inquiry, have the meaning assigned to such term in Section 9.5 of the Merger Agreement, except that all references to “20%” therein shall be deemed to be

“35%” and all references to “80%” shall be deemed to be “65%”.  Notwithstanding anything in this Agreement or the Merger Agreement to the contrary, any transaction, as a result of which a Person or Persons (whether or not related) acquires or will acquire ownership or beneficial ownership of (I) all or the majority of Clariant’s Masterbatches and Pigments businesses (taken together) (as such businesses are described on Clariant’s website as of the date hereof) or (II) at least thirty-five percent (35%) of the assets of Clariant, or at least thirty-five percent (35%) of the outstanding registered shares of Clariant, or businesses of Clariant representing at least thirty-five percent (35%) of Clariant’s net income or net revenues (calculated in accordance with the definition in the Merger Agreement of “Cyclone Competing Proposal”), in the case of (I) or (II), whether as a single or multi-step transaction or series of unrelated transactions (and whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise) shall, in the case of clause (I), solely for purposes of clause (x) of this Section 3 (and, for the avoidance of doubt, not for purposes of clause (y) of this Section 3) and, in the case of clause (II), solely for purposes of clauses (x) and (y) of this Section 3), be deemed to be a “Cyclone Competing Proposal”; provided, that for purposes of clause (II), in no event shall the acquisition by any Person of Cyclone Shares be aggregated with Cyclone Shares held or acquired by any other Person unless (a) such Persons are affiliates or  members of a group (within the meaning of Section 13(d) of the Exchange Act) or (b) such Persons acquire Cyclone Shares by means of an increase (or a series of related or unrelated increases) of the share capital of Clariant or by receiving Cyclone Shares held in treasury by Clariant in connection with (1) the contribution of businesses, assets or securities by such Persons to Clariant or any of its Subsidiaries or (2) any joint venture or business combination transactions, in the case of (1) or (2) irrespective of whether or not such transactions are related.  In no event shall Clariant be obligated to pay the Basic Clariant Tail Fee or the Supplementary Clariant Tail Fee on more than one occasion.

4.                                      Huntsman Tail Fee.  In the event a Hurricane Pre-Termination Competing Proposal shall have been made and not publicly, irrevocably withdrawn, or a Hurricane Inquiry shall have been publicly made and not publicly, irrevocably withdrawn, in each case prior to the Termination Date, and either (i) a Hurricane Competing Proposal is consummated within eighteen (18) months of the Termination Date or (ii) Huntsman enters into a definitive agreement providing for a Hurricane Competing Proposal within eighteen (18) months of the Termination Date and such Hurricane Competing Proposal (as it may be amended) is subsequently consummated, then concurrently with the consummation of any such Hurricane Competing Proposal, Huntsman shall pay or cause to be paid to Clariant $210,000,000 (the “Huntsman Tail Fee”) by wire transfer of immediately available funds to an account designated in writing by Clariant.  The payment of the Huntsman Tail Fee under this Section 4 shall, if payable, be made by Huntsman free and clear of any set-off, claim, counterclaim, withholding or deduction.  For the avoidance of doubt, (i) the term “Hurricane Competing Proposal” shall, where used in (A) this Section 4, (B) the definition of Hurricane Pre-Termination Competing Proposal and (C) the definition of Hurricane Inquiry, have the meaning assigned to such term in Section 9.5 of the Merger Agreement, except that all references to “20%” therein shall be deemed to be “35%” and all references to “80%” shall be deemed to be “65%”, and (ii)  in no event shall Huntsman be obligated to pay the Huntsman Tail Fee on more than one occasion.

5.                                      Mutual Release; Disclaimer of Liability.  Each of Clariant, Merger Sub and Huntsman, each on behalf of itself and each of its respective successors and past and present

Subsidiaries, affiliates, assignees, officers, directors, employees, controlling persons, Representatives, agents, attorneys, auditors, stockholders, equity holders and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by Law, hereby fully release, forever discharge and covenant not to sue any other Party, any Party’s respective successors and past and present Subsidiaries, affiliates, assignees, officers, directors, employees, controlling persons, Representatives, agents, attorneys, auditors, stockholders, equity holders and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all past, present, direct, indirect, individual, class, representative and derivative liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, losses, demands, judgments, remedies, agreements, promises, liabilities, covenants, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, of every kind and nature, whether based on any Law or right of action (including any claims under federal, state or foreign securities or disclosure Laws or any claims that could be asserted derivatively on behalf of the Parties), known or unknown, asserted or that could have been asserted, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, foreseen or unforeseen, apparent or not apparent, which Releasors ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of, based upon or related to, directly or indirectly, the Transaction Documents (other than Section 6.1(b) and Section 9.3 of the Merger Agreement) or the transactions contemplated therein or thereby, including but not limited to any breach, non-performance, action or failure to act under the Transaction Documents, the proposed Merger, the events leading to the termination of the Merger Agreement or any other Transaction Documents, any deliberations or negotiations in connection with the proposed Merger or this Agreement, the consideration to be received by Huntsman’s stockholders in connection with the proposed Merger, the Cyclone No-Vote Fee, the Hurricane No-Vote Fee, the Cyclone Termination Fee, the Hurricane Termination Fee, and any SEC, NYSE or SIX filings, public filings, periodic reports, press releases, registration statements, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the proposed Merger (“Released Claims”).  As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

The release contemplated by this Section 5 is intended to be as broad as permitted by Law and is intended to, and does, extinguish all Released Claims of any kind whatsoever, whether in Law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including the Termination Time. Each of the Releasors hereby expressly waives to the fullest extent permitted by Law any rights each of the Releasors may have under any statute or common law principle under which a general release does not extend to claims which such Releasors does not know or suspect to exist in its favor at the time of executing the release, including the provisions, rights and benefits of California Civil Code section 1542 (or any similar Law), which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Nothing in this Section 5 shall (i) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement or Section 6.1(b) or Section 9.3 of the Merger Agreement or (ii) constitute a release by any Party for any Claim arising under this Agreement or under Section 6.1(b) or Section 9.3 of the Merger Agreement.  Notwithstanding anything in this Section 5 to the contrary, with respect to Huntsman and each of its respective successors and past and present Subsidiaries, affiliates, assignees, officers, directors, employees, controlling persons, Representatives, agents, attorneys, auditors, stockholders, equity holders and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them as Releasors, any Person, or any such Person’s affiliates or associates, who, acting alone or in connection with any other Person, has disclosed an aggregate, beneficial ownership and/or voting position in Cyclone Shares in excess of 15% as of the date of this Agreement, shall not be considered a Releasee and be excluded from their release under this Section 5.

6.                                      Public Announcements.  Promptly (and in any event in compliance with any applicable Laws and stock exchange regulations) following the Termination Time, the Parties shall jointly issue an initial press release with respect to the Termination in the form attached hereto as Exhibit A. From and after the date hereof, each of the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Termination, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude, after consultation with legal counsel, is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the disclosing Party shall endeavor, on a basis reasonable under the circumstances, to consult with the other Party in advance of such disclosure). Nothing in this Section 6 shall limit the ability of any Party to make additional disclosures that are consistent in all but de minimis respects with the prior permitted public disclosures regarding the transactions contemplated by this Agreement.

7.                                      Representations and Warranties. Each Party represents and warrants to the other that: (i) such Party has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Party; and (iii) this Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

8.                                      Further Assurances.

(a)                                 Each Party shall, and shall cause its Subsidiaries and affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the Termination. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Subsidiaries and affiliates to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity or under any Antitrust Law, in each case to the extent applicable, in connection with the transactions contemplated by the Transaction Documents.

(b)                                 Additionally, each Party shall, and shall cause its Subsidiaries and affiliates to: (i) affirmatively terminate, abandon and withdraw any and all trademark applications and registrations, regardless of when such applications or registrations were filed, for the trademark “HUNTSMANCLARIANT” and all related marks, logos, taglines and domain names (collectively the “HC Trademark”), which process shall be commenced within thirty (30) days following the Termination Date and completed as promptly as reasonably practicable thereafter; (ii) cease any and all use of the HC Trademark and the other Party’s trade name; (iii) not acquire or seek to acquire any registration or other ownership rights in or to the HC Trademark or any other Party’s trade name; and (iv) not take any action, directly or indirectly, that challenges, damages, impairs, or dilutes the goodwill or trademark rights of any other Party in or to such Party’s trade name insofar as such action is based, in whole or in part, on the Transaction Documents, the proposed Merger, or the events leading to the termination of the Merger Agreement or any other Transaction Documents.

(c)                                  Each of Clariant and Huntsman shall bear and pay one-half of the costs and expenses incurred by the Parties in connection with the matters set forth in this Section 8.  No later than ten (10) days following the delivery of notice by one Party to the other Party informing the other Party of any such costs and expenses required to be borne and paid by the other Party, the other Party shall pay to the notifying Party, by wire transfer of immediately available funds to an account designated in writing by the notifying Party, the amount required to be borne and paid by such other Party pursuant to this Section 8(c).

9.                                      Third-Party Beneficiaries. Except for the provisions of Section 5, with respect to which each Releasee is an expressly intended third-party beneficiary thereof, this Agreement is not intended to (and does not) confer on any Person other than the Parties any rights or remedies or impose on any Person other than the Parties any obligations.

10.                               Entire Agreement. This Agreement, together with the Confidentiality Agreement and Section 6.1(b) and Section 9.3 of the Merger Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.

11.                               Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

12.                               Amendments. Any amendment, modification or waiver of any provision of this Agreement, or any consent to departure from the terms of this Agreement, shall not be binding unless in writing and signed by the Party or Parties against whom such amendment, modification, waiver or consent is sought to be enforced.

13.                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile (notice deemed given upon confirmation of receipt), email (followed by overnight courier service) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the addresses (or at such other address for a Party as shall be specified by like notice) provided for in Section 9.4 of the Merger Agreement.

15.                               Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

16.                               Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 16 in the manner provided for notices in Section 14 hereof.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

17.                               Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TERMINATION, THE TRANSACTION DOCUMENTS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.                               Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

19.                               Specific Performance. Each Party agrees that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to an injunction or injunctions to prevent or remedy any such breaches or threatened breaches by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.  The Parties’ rights in this Section 19 are an integral part of the transactions contemplated by this Agreement and each Party hereby waives any objections to any remedy referred to in this Section 19 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  In the event any Party seeks any remedy referred to in this Section 19, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[Signature page follows]

IN WITNESS WHEREOF, Clariant, Merger Sub and Huntsman have caused this Agreement to be executed as of the date first written above.

CLARIANT LTD

By:	/s/ PATRICK JANY
Name:	Patrick Jany
Title:	CFO

By:	/s/ ALFRED MÜNCH
Name:	Alfred Münch
Title:	General Counsel

HURRICANECYCLONE CORPORATION

By:	/s/ ALEXANDER GEHRT
Name:	ALEXANDER GEHRT
Title:

HUNTSMAN CORPORATION

By:	/s/ PETER R. HUNTSMAN
Name:	Peter R. Huntsman
Title:	President and Chief Executive Officer

[Signature Page to Termination Agreement]

EXHIBIT A

[JOINT PRESS RELEASE]

Huntsman Corporation (NYSE: HUN) and Clariant (SIX: CLN) today jointly announced that they have terminated their proposed merger of equals by mutual agreement. The decision was unanimously approved by the Boards of Directors of Huntsman and Clariant.

In a joint statement, Peter R. Huntsman, President and CEO of Huntsman, and Hariolf Kottmann, CEO of Clariant, stated:

“While we remain convinced that the proposed merger of equals as agreed to on May 21, 2017, is in the long term best interests of all of our shareholders, given the continued accumulation of shares by activist investor White Tale Holdings and their opposition to the transaction, now supported by some other shareholders, we believe that there is simply too much uncertainty as to whether Clariant will be able to secure the two-thirds shareholder approval that is required to approve the transaction under Swiss law. Under these circumstances and in light of the high level of disruption and uncertainty that has been created for both companies, we have decided jointly to terminate the merger agreement, stop the substantial expenditure of funds associated with integration planning, and proceed along our independent paths in the best interests of both companies and their shareholders, associates, and other stakeholders. We, of course, remain competitors but maintain a great respect for one another, and we want to recognize and express our mutual and deep appreciation for the efforts and incredible commitment demonstrated by the associates of each company over the past several months.”